ANAVEX CLOSES PRIVATE PLACEMENT

Hoboken, NJ – December 7, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the closing of a private placement of 615,600 units to two investors at a price of US$1.25 per unit for gross proceeds of US$769,500. Each unit is comprised of one share of common stock of Anavex and one half of one share purchase warrant. One whole share purchase warrant is exercisable into one share of common stock of Anavex at an exercise price of US$2.00 per share until December 6, 2012.

In connection with the issuance of the units, Anavex paid US $57,000 in finders fees to one individual for facilitating the private placement.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by applicable laws, including the securities laws of the United States and Canada.

For Further Information

Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

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